Exhibit 99.1

WAUSAU PAPER COMPLETES SALE OF PREMIUM

PRINT AND COLOR BRANDS TO NEENAH PAPER

MOSINEE, WI – January 31, 2012– Wausau Paper (NYSE:WPP) today announced the closing of the previously announced sale of premium print and color brands to Neenah Paper, Inc. of Alpharetta, Georgia.  Under terms of the agreement, a cash payment of $21 million has been received for the brands and certain related manufacturing equipment.

Wausau Paper will release fourth-quarter earnings the evening of Monday, February 6.  An analyst’s conference call is scheduled for 11:00 a.m. (EST) on Tuesday, February 7, and can be accessed through the Company’s website at www.wausaupaper.com under “Investors.”  A replay of the webcast will be available at the same site through   February 14.

About Wausau Paper:

Wausau Paper produces and markets specialty papers for industrial, commercial and consumer end markets as well as a complete line of away-from-home towel and tissue products.  The company is headquartered in Mosinee, Wisconsin, and is listed on the NYSE under the symbol WPP.  To learn more about Wausau Paper visit: www.wausaupaper.com.

Safe Harbor under the Private Securities Litigation Reform Act of 1995: The matters discussed in this news release concerning the company’s future performance or anticipated financial results are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995.  Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements.  Among other things, these risks and uncertainties include the strength of the economy and demand for paper products, increases in raw material and energy prices, manufacturing problems at company facilities, and other risks and assumptions described under “Information Concerning Forward-Looking Statements” in Item 7 and in Item 1A of the company’s Form 10-K for the year ended December 31, 2010.  The company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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